UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2005

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 12, Vision International Center

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01. Entry into a Material Definitive Agreement.

On April 11, 2005, Sohu.com Inc. (the “Company”), through Sohu.com Limited, a wholly-owned subsidiary of the Company incorporated in the Cayman Islands, entered into a Share Purchase Agreement (the “Purchase Agreement”) with the shareholders of GO2MAP Inc., a company incorporated in the Cayman Islands (“Go2Map”), and the shareholders of Beijing Tu Xing Tian Xia Information Consultancy Co., Ltd., a wholly-domestic owned limited liability company established and existing under the laws of the People’s Republic of China and an affiliate of Go2Map (“Go2MAP ICP”), to acquire all of the issued and outstanding capital stock of Go2Map and all of the registered share capital of Go2MAP ICP. The purchase price for the capital stock of Go2Map and the registered capital of Go2MAP ICP will consist of $11.8 million, of which US$400,000 has been paid as of the signing of the Purchase Agreement, US$8.9 million will be paid upon the closing of the acquisition and an additional amount, not to exceed US$2.5 million, will be paid over 2 years after the closing of the Purchase Agreement, subject to the satisfaction and attainment of certain post closing operating and financial milestones of Go2Map and Go2MAP ICP.

A copy of the Purchase Agreement will be filed with the Company’s Quarterly Report on Form 10-Q for the three-months ended June 30, 2005.

A copy of the press release issued by the Company regarding the foregoing is attached to this report as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press Release issued by the Company on April 12, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: April 13, 2005	SOHU.COM INC.

	By:	/s/ Carol Yu
Carol Yu
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by the Company on April 12, 2005.